Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated November 15, 2007	Registration Statements No. 33-23423 and No. 333-11680

FINAL TERM SHEET

Dated November 15, 2007

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	4.375% Guaranteed Bonds due 2012

Rating:	Moody’s Aaa (Stable) / S&P: AA (Stable). Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Guarantee:	Payments of principal and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Currency / Size:	US$ 1,000,000,000

Denomination:	US$ 100,000 × US$ 100,000

Pricing date:	November 15, 2007

Settlement date:	November 26, 2007

Maturity date:	November 26, 2012

Coupon:	4.375% (Semi-Annual, 30/360)

Interest payment dates:	Every May 26 and November 26 of each year, commencing May 26, 2008

Redemption price:	100%

Price to Public:	99.455%

Benchmark U.S. Treasury:	3.875% due 10/31/2012

Benchmark Yield:	3.763%

Spread:	+ 73.5 bp

Yield:	4.498%

Joint Lead Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. International plc

Co-lead Managers:	BNP Paribas
Credit Suisse Securities (Europe) Limited
Daiwa Securities SMBC Europe Limited
Goldman Sachs International J.P. Morgan Securities Ltd. Lehman Brothers International (Europe)
Merrill Lynch International Mitsubishi UFJ Securities International plc Nomura International plc

Format:	SEC Registered

Clearing Systems:	Euroclear and Clearstream, Luxembourg (International global bond held at the common depositary); DTC (DTC global bond)

International global bond ISIN:	To be determined after pricing

International global bond Common Code:	To be determined after pricing

DTC global bond ISIN:	US471048AC29

DTC global bond CUSIP:	471048 AC2

Governing Law:	New York

Listing:	London Stock Exchange

You can access the issuer’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act at the following website:

http://www.sec.gov/Archives/edgar/data/1109604/000119312507241213/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (i) Citigroup Global Markets Inc. at 1-877-858-5407, (ii) Deutsche Bank Securities Inc. at 1-800-503-4611 or (iii) Morgan Stanley & Co. International plc at 1-866-718-1879.